Draft 11-22-04 11:00 AM  (After Drew Blossoms / KPMG) final review)

  DUCKWALL-ALCO STORES, INC. REPORTS OPERATING RESULTS FOR THIRD QUARTER AND
         FIRST NINE MONTHS OF FY2005 AND ANNOUNCES RETIREMENT OF CEO

ABILENE,  Kansas - November  23,  2004 --  Duckwall-ALCO  Stores,  Inc.  (NASDAQ
National Market: DUCK), which operates 265 full-line discount and hometown variety stores in 21 states in the central U.S., today announced its operating results for the third quarter and first nine months of FY2005.

Net sales for the quarter ended October 31, 2004 increased 1.3% to $99.9 million, while same-store sales were unchanged when compared with the prior-year quarter. Net sales for the first nine months of the fiscal year increased 2.0% to $310.2 million, while same-store sales were flat.

For the three months ended October 31, 2004, earnings from continuing operations totaled $210,000, or $0.05 per diluted share, compared with $530,000, or $0.12 per diluted share, in the third quarter of FY2004. The decline in earnings resulted from costs associated with the previously announced engagement of consulting firm AlixPartners, which reduced earnings from continuing operations by $328,000, or $0.07 per diluted share, when compared with the year-earlier quarter. AlixPartners was engaged during the third quarter to evaluate ways to improve the Company's future operating and financial performance. AlixPartners' assignment has been completed, and a report has been submitted to the Board of Directors. Based upon the report's conclusions and recommendations, management is developing and implementing short and long-term initiatives to improve its performance.

On a net basis for the third quarter of FY2005 the company reported a loss totaling ($46,000), or ($0.01) per diluted share, versus net earnings of $523,000, or $0.12 per diluted share, in the quarter ended November 2, 2003. Net loss for the most recent quarter included a net loss from discontinued operations of ($256,000), or ($0.06) per diluted share, compared with a net loss from discontinued operations of ($7,000), or $0.00 per diluted share, in the third quarter of FY2004. The increased loss from discontinued operations this year resulted from the closure costs associated with three ALCO stores closed in the most recent quarter, compared with no closings in the prior-year period.

For the first nine months of FY2005, earnings from continuing operations totaled $2,187,000, or $0.49 per diluted share, compared with $2,520,000 or $0.58 per diluted share, in the corresponding period of FY2004. Net earnings totaled $1,829,000, or $0.41 per diluted share, during the first nine months of FY2005, compared with $2,680,000, or $0.62 per diluted share, in the nine months ended November 2, 2003.

Gross margin increased slightly to 34.3% of sales in the most recent quarter, compared with 34.2% in the third quarter of FY2004, due primarily to lower shrinkage costs and successful efforts by the Company's logistics department to control freight expenses, despite significantly higher fuel prices. These improvements were partially offset by a shift in sales mix that increased the percentage of sales derived from lower-margin consumable products. For the first nine months of FY2005, gross margin held steady at 33.4% of sales.

Operating expenses increased to 33.6% of sales (vs. 33.0%) in the third quarter of FY2005. Costs associated with the Company's engagement of AlixPartners accounted for 50 of the 60 basis point increase in SG&A expanses as a percent of sales for the quarter. The Company also experienced increases in medical and store opening expenses, which were partially offset by lower general insurance, remodeling and distribution center costs. For the first nine months of FY2005, operating expenses increased to 32.0% of sales, from 31.7% last year.

The Company's effective tax rate for the most recent quarter approximated 26.3%, compared with 36.2% in the third quarter of FY2004. During the third quarter this year, legislation was passed to re-instate a work opportunity tax credit, and the Company adjusted its tax provision accordingly. For the first nine months of FY2005, the Company's effective tax rate approximated 37.0%, versus 36.2% last year.

"Our earnings decline in the third quarter was largely the result of non-recurring unusual expenditures that will hopefully benefit the Company's future performance and enhance shareholder values over the long term," stated Glen L. Shank, President and Chief Executive Officer of Duckwall-ALCO Stores, Inc. "That said, sales were not up to our expectations for the quarter, and we are aggressively pursuing actions to boost sales, reduce expenses and improve earnings."

During the third quarter and first nine months of FY2005, the Company remodeled 3 and 16 ALCO stores, respectively, as part of its ongoing program to enhance the performance of existing stores. A total of 103 stores have been remodeled since the inception of the remodeling program four years ago. Since October, 2001, the Company has also opened a net total of 19 new ALCO stores that incorporate its latest merchandising concepts, bringing the total number of ALCO stores with the updated format to 122 as of October 31, 2004.

During the most recent quarter, the Company opened no new stores, while 1 ALCO store in Kansas was converted into an ALCO Market Place store. On November 9, 2004, the Company completed the conversion of a third ALCO store into the new ALCO Market Place format, which carries an expanded line of grocery products relative to traditional ALCO stores. The Company closed 3 ALCO stores during the quarter. New store openings during the first three quarters of FY2005 included 3 ALCO locations and 2 Duckwall stores. Management plans to open 3 additional ALCO stores and 1 new Duckwall store during the remainder of the current fiscal year.

The 3 ALCO Market Place stores opened this year are in different types of markets. The Company can therefore evaluate their performance under very different conditions with the goal of determining under which circumstances they perform best, and use that knowledge to maximize the performance of any subsequent openings. In view of this approach, it is natural to have some stores perform better than others. At this time the

Company is still very early in the evaluation process, and has learned some things from our first 3 openings that will be helpful in the future. The Company will continue to evaluate and fine-tune these stores with the ultimate goal of having a concept that can be duplicated and grown. The Company is optimistic regarding the future potential of this concept.

The Company also announced that the Board of Directors has regretfully accepted the retirement of Glen Shank, which will become effective on the earlier of April 30th, 2005, or when a successor has been hired and the transition to that successor is complete. Mr. Shank has served as President and CEO since 1988 and Chairman of the Board, and CEO since 1991 and has played a key role in the Company's success over the years. He will continue to serve as President and CEO of the Company and will remain a director until his retirement.

Mr. Shank stated he was retiring for personal reasons so that he could spend more time with his family and to create an opportunity for a smooth transition to new leadership. "I have had the unique privilege of serving as the CEO of this outstanding company for 17 years. I am deeply grateful for the unwavering support and dedication of the Board of Directors and my fellow associates and shareholders that I have enjoyed during this lengthy tenure. Energizing the leadership ranks with the fresh perspective and insight that will come from a new CEO and new Board members will provide a healthy catalyst for realizing the excellent potential of this organization. I am committed to helping this outstanding Company maximize its performance and help in any way I can during this transition.", said Mr. Shank.

On November 18th, 2004, the Board of Directors appointed Mr. Warren Gfeller as Chairman of the Board, and also decided to expand the number of Board members from 5 to 7. Mr. Gfeller joined the Board of Directors in December, 2003 and currently serves as a director for several other companies in addition to previously serving as CEO, CFO and a director of Ferrellgas, Inc., the largest distributor of propane gas in the United States. "On behalf of the Board of Directors, the associates and shareholders of Duckwall-ALCO, I would like to thank Glen for his outstanding service over the years. We have all benefited from his commitment to the Company as well as his high ethical standards. We will all miss Glen and wish him the best in his retirement", stated Mr. Gfeller.

Mr. Gfeller also expressed his commitment to being actively engaged in the search process for a new CEO and two new board members which has already begun. "I am convinced that we can attract top flight talent with the skills, experience, vision and energy that are needed to fill these very important positions. I intend to be a proactive Chairman which, along with the other members of the Board, will challenge, encourage and support management in delivering superior performance for the benefit of our shareholders, associates and the communities we serve", concluded Mr. Gfeller.


The Company will host an investor conference call today at 11:15 AM EST to discuss its operating results for the quarter ended October 31, 2004 in greater detail. The dial-in number for the conference call is 800-238-9007

(international/local participants dial 719-457-2622), the Access Code is 835633. Parties interested in participating in the conference call should dial in approximately five minutes prior to 11:15 AM EST. A replay of the call will be available two hours after completion from November 23, 2004 through November 30, 2004 by dialing 888-203-1112 or for international/local callers by dialing 719-457-0820, the replay Access Code is 835633.

About Duckwall-ALCO Stores, Inc.

Founded in 1901, Duckwall-ALCO Stores Inc. is a leading regional retailer that currently operates 265 full-line discount and hometown variety stores in 21 states in the central portion of the United States under the names "ALCO", "ALCO Market Place" and "Duckwall". The Company's strategy is to target smaller markets not served by other regional or national full-line retail discount chains and provide the most convenient access to retail shopping within each market. The Company is headquartered in Abilene, Kansas and its common stock is listed on the NASDAQ National Market under the symbol "DUCK".


Forward-looking statements

This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 ("the Act"). Any forward-looking statements are made by the Company in good faith, pursuant to the safe-harbor provisions of the Act. These forward-looking statements reflect management's current views and projections regarding economic conditions, retail industry environments and Company performance. Factors, which could significantly change results, include but are not limited to: sales performance, expense levels, competitive activity, interest rates, changes in the Company's financial condition and factors affecting the retail category in general. Additional information regarding these and other factors may be included in the Company's quarterly 10-Q filings and other public documents, copies of which are available from the Company on request.



                             CONTACT: Dick Mansfield
        Vice President, Finance, Treasurer and Chief Financial Officer
                                785-263-3350 x286
                         e-mail: dmansfield@duckwall.com
                      internet home page: www.duckwall.com
                                       or
 RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or
                        via e-mail at info@rjfalkner.com

                              - Tables to follow -


                                            DUCKWALL-ALCO STORES, INC.

                                       Consolidated Statements of Operations

                                      (In thousands, except per share amounts)

                                                    Unaudited

                                                           Three Months Ended                        Nine Months Ended
                                                     -------------------------------         ---------------------------------
                                                     October 31,         November 2,         October 31,         November 2,
                                                        2004                2003                 2004                2003
                                                     -----------         -----------         -----------         -----------

Net sales                                              $99,907             $98,608             $310,199           $304,239
Cost of sales                                           65,655              64,889              206,488            202,617
                                                     -----------         -----------         -----------         -----------
Gross profit                                            34,252              33,719              103,711            101,622

Selling, general and administrative                     31,906              30,763               94,259             91,223
Depreciation and amortization                            1,693               1,768                5,051              5,372
                                                     -----------         -----------         -----------         -----------

Total operating expenses                                33,599              32,531               99,310             96,595

Operating income from continuing
    operations                                             653               1,188                4,401              5,027
  Interest expense
                                                           368                 357                  929              1,075
                                                     -----------         -----------         -----------         -----------

Earnings from continuing operations
   before income taxes                                     285                 831                3,472              3,952

  Income tax expense                                        75                 301                1,285              1,432
                                                     -----------         -----------         -----------         -----------
Earnings from continuing operations
                                                           210                 530                2,187              2,520

Earnings / (Loss) from discontinued
 operations, net of income tax
                                                         (256)                 (7)                (358)                160

                                                     -----------         -----------         -----------         -----------
Net earnings / (loss)                                $    (46)            $    523            $   1,829          $   2,680
                                                     ===========         ===========         ===========         ===========

Per share data (diluted):

Earnings from continuing operations                      $0.05               $0.12                $0.49              $0.58

Net earnings / (loss)                                  ($0.01)               $0.12                $0.41              $0.62

Weighted-average shares outstanding:
  Basic                                                  4,416               4,234                4,368
                                                                                                                     4,230
  Diluted                                                4,474               4,363                4,454
                                                                                                                     4,323


                           DUCKWALL-ALCO STORES, INC.
                           Consolidated Balance Sheet
                                 (In thousands)
                                    Unaudited
                                                    October 31,     November 2,
                                                       2004             2003
                                                    -----------     -----------
Assets
Current assets:
  Cash and cash equivalents                          $  3,131        $   2,941
  Receivables                                           2,029            1,755
  Refundable income tax                                   681                -
  Inventories                                         149,268          147,664
  Prepaid expenses                                      2,784            2,273
                                                    -----------     -----------
      Total current assets                            157,893          154,633
                                                    -----------     -----------
Property and equipment                                 90,803           86,344
Less accumulated amortization                          63,828           58,450
                                                    -----------     -----------
      Net property and equipment                       26,975           27,894

Property under capital leases, net of
  accum. amortization                                   2,679            3,212

Other non-current assets                                  108              183
Deferred income taxes                                   1,034              557
                                                    -----------     -----------
      Total assets                                  $ 188,689        $ 186,479
                                                    ===========     ===========

Liabilities and Stockholders' Equity
Current Liabilities
  Current maturities of long-term debt                $   136         $    569
  Current maturities of capital lease
    obligations                                           802              712
  Accounts payable                                     33,921           33,758
  Income taxes payable                                      -               52
  Accrued salaries and commissions                      5,101            5,382
  Accrued taxes other than income                       5,316            5,089
  Other current liabilities                             6,084            4,184
  Deferred income taxes                                 1,626            2,101
                                                    -----------     -----------
      Total current liabilities                        52,986           51,847

Notes payable under revolving loan credit
  facility                                             18,087           22,951
Long-term debt, less current maturities                     -               91
Capital lease obligations, less current
  maturities                                            3,981            4,850
Other noncurrent liabilities                            1,271            1,372
Deferred revenue                                          105              529
                                                    -----------     -----------
      Total liabilities                                76,430           81,640
                                                    -----------     -----------

Stockholders' equity
  Common Stock, $.0001 par value, authorized
    20,000,000 shares in 2004 and 2003; issued
    and outstanding 4,449,658 and 4,265,593
    shares in 2004 and 2003, respectively
                                                            1                1

  Additional paid-in capital                           50,566           48,808
  Retained earnings                                    61,692           56,030
                                                    -----------     -----------
      Total stockholders' equity                      112,259          104,839
                                                    -----------     -----------
      Total liabilities and stockholders' equity    $ 188,689        $ 186,479
                                                    ===========     ===========